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                                                                   EXHIBIT 10.13



                            SHORT TERM LOAN AGREEMENT


         This Short Term Loan Agreement ("Agreement") is made and entered into between The Orbiter Fund ("Lender") and Automotive Performance Group, Inc., a Delaware corporation ("Borrower") as of the 20th day of May, 1999.

                                    RECITALS

A. Borrower is in the process of attempting to conclude a certain acquisition (the "Acquisition"). Borrower believes that this Acquisition would have beneficial economic consequences.

B. In order to proceed to complete the Acquisition, Borrower is in need of funds on a short term basis.

C. Lender is willing to loan (the "Loan") One Million Dollars [$1,000,000] (the "Loan Amount") to Borrower on the terms and conditions set forth in this Agreement.

                                  UNDERTAKINGS

1. Loan. Lender hereby agrees to make the Loan to Borrower in the Loan Amount. Lender shall wire transfer the Loan Amount from its account in New York to Borrower's account at a bank in New York as identified by Borrower.

2. Compensation to Lender. As compensation for making the Loan, Borrower shall pay and deliver to Lender the following:


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         2.1 The unpaid portion of the Loan Amount shall bear simple interest at the rate of ten percent (10%) per annum ("Simple Interest") until repaid. Simple Interest shall begin to accrue on the date the Loan Amount is wire transferred to Borrower and shall include the date upon which payment of any portion of the Loan Amount is actually received by Lender. Simple interest shall be computed on a daily basis, based upon a 365-day year.

         2.2 Borrower shall issue to lender warrants to acquire One Hundred Fifty Thousand (150,000) shares of Borrower's common stock ("Warrants") for an exercise price of Two Dollars ($2) per common share. The terms and conditions of these Warrants are contained in that certain "Stock Purchase Warrant," a copy of which is attached to this Agreement as Exhibit "A." The original Stock Purchase Warrant evidencing the Warrants shall be delivered to Lender by Borrower concurrently with this Agreement.

         2.3 Commencing with the month of August 1999 and, if the loan amount has not been repaid fully by August 1, 1999, continuing until the Loan Amount and Simple Interest have been paid in full, Borrower shall issue to Lender shares of its common stock at the rate of Twelve Thousand (12,000) common shares per calendar month (the "Common Stock"). If the Loan Amount and all Simple Interest are repaid in full during any calendar month, the Common Stock for that calendar month shall be apportioned ratably over the number of days in that calendar month and Lender shall receive only the Common Stock attributable to the portion of the calendar month prior to full repayment.

3. Payment and Pre-Payment of Consideration. The entire Loan Amount shall be repayable in full together with all Simple Interest on or before July 31, 1999. The Warrants shall be issued concurrently with this Agreement. The Common Stock, if any, to which Lender may become entitled (if at all), shall be issued at any time and from time to time at the


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end of each calendar month beginning August 31, 1999. Notwithstanding the foregoing, Borrower shall have the absolute right to repay all or any portion of the Loan Amount and the Simple Interest at any time, and from time to time, without premium or penalty. All payments shall be made by wire transfer to Lender's account in New York as Lender directs.

4. Absence of Collateral. The obligations of Borrower pursuant to this Agreement are not secured by the assets of Borrower and repayment of the Loan Amount is an unsecured obligation of Borrower.

5. Governing Law. This Agreement has been negotiated and entered into in the State of New York, and shall be governed by, construed and enforced in accordance with the internal laws of the State of New York, applied to contracts made in New York by New York domiciliaries to be wholly performed in New York.

6. Integration. This Agreement sets forth the entire agreement between the parties with regard to the subject matter hereof. All agreements, covenants, representations and warranties, express and implied, oral and written, of the parties with regard to the subject matter hereof are contained herein, in the Exhibits hereto, and the documents referred to herein or implementing the provisions hereof. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by either party to the other with respect to the subject matter of this Agreement. All prior and contemporaneous conversations, negotiations, possible and alleged agreements and representations, covenants, and warranties with respect to the subject matter hereof are waived, merged herein and therein and superseded hereby and thereby. This is an integrated agreement.


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7. Waiver and Amendment. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof. This Agreement may be amended only by a written agreement executed by the parties in interest at the time of the modification.

8. Attorneys' Fees. Should any party hereto reasonably retain counsel for the purpose of enforcing or preventing the breach of any provision hereof, including, but not limited to, by instituting any action or proceeding to enforce any provision hereof, for damages by reason of any alleged breach of any provision hereof, for a declaration of such party's rights or obligations hereunder or for any other judicial remedy, then, if said matter is settled by judicial determination (which term includes arbitration), the prevailing party (whether at trial or on appeal) shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, reasonable attorneys' fees and costs for the services rendered to such prevailing party.

9. Exhibits. All Exhibits attached hereto are incorporated herein by reference as though fully set forth herein.

10. Benefit and Burden. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permissible assigns.

11. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.


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12. Corporate Authority. Any corporation signing this Agreement represents and warrants that said Agreement is executed in compliance with a resolution of the Board of Directors of said corporation, duly adopted by said Board and transcribed in full in the minutes of said corporation. Any individual signing this Agreement on behalf of an entity represents and warrants that he has full authority to do so.

                                        THE ORBITER FUND


                                        By: ____________________________________

                                        Its: ___________________________________

                                                          "Lender"




                                        AUTOMOTIVE PERFORMANCE GROUP,
                                        INC., a Delaware corporation



                                        By: ____________________________________

                                        Its: ___________________________________


                                                         "Borrower"


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